Exhibit 5
                                                          Opinion
                        Leonard E. Neilson
                         Attorney at Law
                       1121 East 3900 South
                       Suite 200,  Bldg. C
                     Salt Lake City, UT 84124
Phone:  (801) 288-2855                      Fax:  (801) 288-2850


                          June 23, 1999



Trans Energy, Inc.
210 Second Street
P.O. Box 393
St. Marys, West Virginia 2170

          Re: Form SB-2 Registration Statement of Trans Energy, Inc. Amendment No. 1
               S.E.C. File No.  333-65021

To the Board of Directors:

     I have acted as counsel to Trans Energy, Inc., a Nevada corporation (the "Company"), in connection with Amendment No. 1 to its Registration Statement on Form SB-2 related to the offer and issuance of 31,040,000 of the Company's authorized but previously unissued common stock, par value One Tenth of a Cent ($.001) per share (the "Common Stock"). The subject 31,040,000 shares of
Common Stock (the "Shares") are to offered as follows:   (i)
30,035,064 shares issuable pursuant to the conversion of certain Debentures and the offer and sale of said shares by Selling Securityholders; (ii) 4,936 shares for the possible issuance of additional shares and fractional shares due to rounding-up of conversions; and (iii) 1,000,000 shares to be offered by the Registrant. The shares of Common Stock are to be offered and issued pursuant to fulfillment of the terms and conditions set forth in Amendment No. 1 to the Registration Statement filed on Form SB-2 in accordance with the registration provisions of the Securities Act of 1933, as amended.

     I have examined the Articles of Incorporation and all amendments thereto, By-Laws, minutes of corporate proceedings and other corporate documents with respect to the issuance of the Shares. I have been furnished with originals, or copies certified to my satisfaction, of all such corporate or other records of the Company (the "Corporate Records") and I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinions expressed herein. In the examination of the Corporate Records, I have presumed the authenticity of all signatures which existed on the Corporate Records and have presumed the veracity and regularity of all Corporate Records.

     As to the question of fact material to this opinion letter, I have relied upon the representations and warranties, certificates of and conversations and correspondences with, officers and representatives of the Company. Based upon the foregoing, I am of the opinion that:

               1. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

               2. Provided the Company amends its Articles of Incorporation prior to the offering to increase its authorized capitalization, the Shares will be legally and validly authorized under the Articles of Incorporation and Board of Directors of the Company and, when distributed and paid for in accordance with the terms set forth in the Registration Statement, the Shares will be duly and validly issued and outstanding, fully paid and nonassessable.

     I hereby consent to the reference to myself in the Registration Statement covering the offering of the Shares and the use of my name beneath the caption "Legal Matters" in the Prospectus forming a part thereof, and to the filing of a copy of this opinion as Exhibit 5 thereof.

                              Yours truly,

                                   /S/

                              Leonard E. Neilson
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